FIRST AMENDMENT TO 8% SENIOR SECURED CONVERTIBLE NOTES

This FIRST AMENDMENT TO 8% SENIOR SECURED CONVERTIBLE NOTES (this “First Amendment”) is dated as of November 28, 2012 and entered into by and between SINO GAS INTERNATIONAL HOLDINGS, INC., (the “Company”), and SINO FORTRESS GROUP LIMITED (the “Holder”), and is made with reference to certain 8% Senior Secured Convertible Notes, as listed on Schedule I hereto, dated as of November 30, 2009 (the “Notes”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Notes.

RECITALS

WHEREAS, the Company and the Holder of the Notes desire to amend the Notes as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	Amendment to Maturity Date.

The second paragraph of each of the Notes is hereby amended and restated to amend and restate the definition of “Maturity Date” to be December 22, 2012.

Section 2.	Amendment to Interest Rate.

The third paragraph of each of the Notes is hereby amended and restated in its entirety to read as follows:

“Interest.  Subject to Section 2 below, interest shall accrue on the outstanding principal balance hereof from the date of the Note at an annual rate equal to eight percent (8%) through November 29, 2012 and thereafter interest shall accrue on the outstanding principal balance hereof from November 30, 2012 at an annual rate equal to eighteen percent (18%). Such interest shall be payable on or before the Maturity Date, commencing November 30, 2012. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Obligor regarding registration and transfers of Notes.”

Section 3.	Effectiveness.

This First Amendment shall have an effective date of November 30, 2012.

Section 4.	Limitation.

The amendments set forth in this First Amendment shall be limited precisely as written and shall not be deemed to be a waiver or modification of any other term or condition of the Notes. Except as expressly amended hereby, the Notes shall continue in full force and effect.

Section 5.	Counterparts.

This First Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Remainder of the page left intentionally blank. Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Notes to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Company:
Sino Gas International Holdings, Inc.
By: /s/ Authorized Signatory
Name: Authorized Signatory Title: Authorized Signatory
Holder: Sino Fortress Group Limited By: /s/ Authorized Signatory Name: Authorized Signatory Title: Authorized Signatory

Schedule I

List of 8% Senior Secured Convertible Notes
Number	Amount
$
001	$200,000
002	$300,000
2011-001 (from 2009-015)	$450,000
003	$77,500
014	$500,000
021	$450,000
2009-010	$750,000
011	$59,233
012	$940,767
020	$50,000
008	$20,000
009	$200,000
016	$100,000
017	$100,000
013	$402,973
019	$300,000
004	$49,564
006	$49,985
007	$49,985